Exhibit 99.1

ProPhase Labs Announces Financial Results for the Quarter Ended June 30, 2021

Company Provides Update on Significant Resurgence in Covid testing and Additional Insights into Previously Announced Nebula Genomics Acquisition

Company to hold a conference call today at 11:00AM ET

Garden City, NY – August 13th, 2021 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified biotech and genomics company, today reported its financial and operational results for the quarter ended June 30, 2021.

Financial highlights for the quarter ended June 30, 2021 include the following:

●	Total revenue of $9.1 million for the quarter ended June 30, 2021, as compared to $3.6 million for the quarter ended June 30, 2020, an increase of approximately 153%.

●	Net loss for the quarter ended June 30, 2021 of $1.4 million, or $(0.09) per share, as compared to net income of $70,000, or $0.01 per share, for the quarter ended June 30, 2020.

●	Cash and marketable securities balance of $35.8 million and net working capital of $44.3 million at June 30, 2021 after paying $4.5 million special cash dividend.

Corporate highlights for the quarter ended June 30, 2021 and since June 30, 2021 include the following:

●	Announced the acquisition, through its wholly owned subsidiary ProPhase Precision Medicine, of Nebula Genomics, a privately-owned personalized medicine genomics company. The Company intends to integrate Nebula’s whole genome sequencing services with the robust clinical diagnostic testing services offered at its already established CLIA-certified laboratories and expects to be able to offer consumers a more comprehensive genome mapping alternative to many of those currently available.

●	Announced the formation of two wholly owned subsidiaries, ProPhase Precision Medicine, which will focus on genomics testing technologies, and ProPhase Global Healthcare, which will seek to expand the Company’s SARS-CoV2 testing into other countries and to pursue additional healthcare related initiatives.

●	Maintained equivalent cash balances from the first quarter to the second quarter even after paying a cash dividend in June 2021 of $4.5 million.

●	Awarded contracts with Dutchess County, New York and Township of Oyster Bay to provide reliable COVID-19 testing to nearly 600,000 New York residents. ProPhase Labs expects to play a key part in their plans to continue reopening.

●	Inclusion in the Russell Microcap Index as of June 28, 2021, expanding awareness of the company to a broader group of investors and further improving liquidity.

●	Engaged CORE IR, a leading investor relations, public relations and strategic advisor firm, to assist the company in expanding market awareness for ProPhase and conveying the company’s business model and growth strategies to the institutional and retail investment communities.

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “While we saw a decline in the incidence of COVID-19 from mid-January through mid- June, 2021, the country is now experiencing a dramatic new wave of COVID-19, in part due to the emergence of new COVID-19 variants. In the first week of August alone, we processed more than 8,000 COVID-19 tests, which is one of the highest weekly levels of testing that we have experienced in the past five months. We anticipate continued growth through the remainder of the year based on our earlier municipal contract wins, and the opening of schools and other venues, many of which will require either vaccinations or regular COVID testing. In addition, we are in the midst of building a sizable customer base of independent pharmacies that are providing consistent and growing testing revenues.”

“While we expect to grow our COVID-19 testing revenues as a result of this new wave, our long-term focus now also includes the development of our Precision Medicine subsidiary. We acquired Nebula, including net assets of approximately $3.7 million (which included approximately $3.4 million in cash), for an aggregate purchase price of approximately $14.6 million, subject to post-closing adjustments. Nebula offers whole genome testing services to consumers for approximately $300. We believe that we will be able to significantly lower the price to consumers. This could have a significant positive impact on future testing revenues from our newly formed Precision Medicine subsidiary. We believe that we will be able to improve on Nebula’s net pre-tax margins of approximately 30% based on our existing infrastructure and retail relationships.”

“We believe the future of medicine is in precision, personalized and tailored therapies that are based on each patient’s individual genetic makeup, and that we will be able to offer whole genome sequencing services at a lower cost with faster turnaround times based on our existing infrastructure. We also believe that our relationships with approximately 40,000 food, drug and mass retail stores will allow us to expand distribution beyond the single website-based online model Nebula has employed to date. We believe that we will be able to improve on Nebula’s current estimated next 12-month revenues of $9 million given our experience developing, manufacturing, distributing, marketing, and selling other consumer healthcare products.”

“In addition to expanding our menu of available testing services with Nebula’s genome sequencing technology, Nebula has been working on launching a wide range of accessory tests designed to complement the whole genome sequencing product. These tests, if successfully implemented, will be non-genetic (serum/plasma based or urine) designed to help increase the long-term value of our genome sequencing services by providing actionable follow-up testing that may be advisable based on a customer’s genetic results. Additionally, we expect that many of these tests could be provided on a recurring, subscription basis, which could increase revenues. Potential new tests include food sensitivity, heart health, cholesterol/lipids, HbA1c, inflammation, Vitamin D, heavy metals, metabolism, sleep, stress, thyroid health, ovarian reserve, premenopause, and testosterone.”

“Behind the raw numbers, the second quarter of 2021 was quite successful in a number of ways. Non-cash charges exceeded the net loss reported for the second quarter. These charges are partially attributed to one-time stock-based compensation. Furthermore, although our expenses increased in preparation for a new wave of COVID-19 testing that we expected during the second quarter, which did not ultimately materialize, we believe that we are now well positioned to handle the current surge in testing going forward.”

“We continue to evaluate and pursue additional strategic and synergistic acquisitions. In particular, we will be looking to continue to build ProPhase Precision Medicine as well as diversify ProPhase Diagnostics into other types of traditional CLIA laboratory testing including pathology, blood, urine, toxicology, etc. We look forward to speaking with our investors later this morning and in future announcements.” concluded Mr. Karkus.

Financial Results

Quarter Ended June 30, 2021

For the three months ended June 30, 2021, net revenue was $9.1 million compared to $3.6 million for the three months ended June 30, 2020. The Company experienced higher net revenue for the three months ended June 30, 2021, primarily as a result of an increase of $7.5 million related to its new diagnostic services business, which was offset by a decrease of $2.0 million in customer orders from its consumer products business as a result of the timing and demand of third-party customers.

Cost of revenues for the three months ended June 30, 2021 were $4.7 million compared to $2.3 million for the three months ended June 30, 2020. For the three months ended June 30, 2021 and 2020, the Company realized a gross margin of 48.9% and 35.3%, respectively. The increase in gross margin from the prior period was principally due to increased margins generally associated with its new diagnostic services business.

Total operating expenses for the three months ended June 30, 2021 were $5.9 million compared to $1.2 million for the three months ended June 30, 2020. The increase of $4.7 million in operating expenses was principally related to growth in personnel expenses and professional fees associated with the Company’s new diagnostic services business.

Net loss from operations for the three months ended June 30, 2021 was $1.4 million, or ($0.09) per share, compared to the net income for the three months ended June 30, 2020 of $70,000, or $0.01 per share.

Cash and cash equivalents and marketable debt securities as of June 30, 2021 was $35.8 million compared to $8.5 million at December 31, 2020. Working capital was $44.3 million and $9.6 million as of June 30, 2021 and December 31, 2020, respectively. The increase of $27.3 million in cash and cash equivalents and marketable debt securities balance for the six months ended June 30, 2021 was principally due to the receipt of aggregate net proceeds of $40.6 million from the issuance of common stock and warrants in a registered direct offering and public offering offset by (i) capital expenditures of $4.2 million, (ii) cash dividend payments of $4.5 million, (iii) issuance of a promissory note of $1.0 million, and (iv) cash used in operations of $3.5 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET today, August 13, 2021, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Labs call.

The conference call will be broadcast live and available for replay at https://services.choruscall.com/mediaframe/webcast.html?webcastid=gZ64EDfs and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately one hour after the end of the call through November 13, 2021, at the above links. A telephonic replay of the call will be available through August 27, 2021 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10159437.

About ProPhase Labs

ProPhase Labs (Nasdaq: PRPH) (“ProPhase”) is a diversified biotech and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. ProPhase Precision Medicine, Inc., focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Diagnostics offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories. ProPhase Diagnostics serves patients who may have SARS-CoV-2 (COVID-19) through both saliva and nasal swab methods. Critical to COVID testing, results are provided in under 24 hours. ProPhase Diagnostics also offers PCR (polymerase chain reaction) testing for Influenzas A and B and RSV; as well as antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Global Healthcare, Inc. was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans and objectives, including our plans to integrate Nebula’s whole genome sequencing services with our already established CLIA-certified laboratories, our ability to make personalized medicine genome sequencing more financially accessible, our ability to offer significantly faster turnaround times for DNA testing, our ability to leverage our retail relationships to promote our genome sequencing services, our ability to develop and commercialize accessory tests that complement our genome sequencing services, our expectations regarding the duration of the COVID-19 pandemic and potential surges (including as a result of emerging variants), our ability to grow diagnostic testing revenues, and our projections for the remainder of the year with respect to both diagnostic testing and genomic sequencing services, including our ability to improve on Nebula’s net pre-tax margins and 12-month revenue projections. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic, consumer demand for our lab processing services, the competitive environment, challenges relating to entering into new business lines, the failure to obtain and maintain certain regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

Media Relations Contact:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

ProPhase Labs, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,677	$6,816
Marketable debt securities, available for sale	18,095	1,639
Marketable equity securities, available for sale	479	-
Accounts receivable, net	6,644	3,155
Inventory, net	15,169	3,039
Prepaid expenses and other current assets	428	1,238
Total current assets	58,492	15,887

Property, plant and equipment, net	6,914	3,578
Secured promissory note receivable	3,727	2,750
Prepaid expenses, net of current portion	460	2,084
Right-of-use asset, net	4,564	4,731
Intangible asset, net	1,017	1,234
Goodwill	901	901
Other assets	248	240
TOTAL ASSETS	$76,323	$31,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,114	$3,771
Accrued advertising and other allowances	214	463
Lease liabilities	635	329
Other current liabilities	6,211	1,731
Total current liabilities	14,174	6,294

Non-current liabilities:
Deferred revenue, net of current portion	121	162
Unsecured convertible promissory notes, net	9,994	9,991
Lease liabilities, net of current portion	4,301	4,402
Total non-current liabilities	14,416	14,555
Total liabilities	28,590	20,849

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $.0005 par value, no shares issued and outstanding	-	-
Common stock authorized 50,000,000, $.0005 par value, issued 31,806,275 and 28,256,275 shares, respectively	16	14
Additional paid-in capital	99,265	61,674
Accumulated deficit	(3,969)	(3,631)
Treasury stock, at cost, 16,652,022 and 16,652,022 shares, respectively	(47,490)	(47,490)
Accumulated other comprehensive loss	(89)	(11)
Total stockholders’ equity	47,733	10,556
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,323	$31,405

ProPhase Labs, Inc. and Subsidiaries Condensed Consolidated Statements of Operations

(in thousands, except share amounts)(unaudited)

	For the three months ended		For the six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues, net	$9,142	$3,623	$24,413	$5,511
Cost of revenues	4,676	2,344	11,020	3,817
Gross profit	4,466	1,279	13,393	1,694

Operating expenses:
Diagnostic expenses	830	-	4,639	-
General and administration	4,993	1,155	8,775	2,323
Research and development	93	65	208	124
Total operating expenses	5,916	1,220	13,622	2,447
Income (loss) from operations	(1,450)	59	(229)	(753)

Interest income, net	214	11	301	14
Interest expense	(323)	-	(574)	-
Change in fair value of investment securities	164		164
Net income (loss)	$(1,395)	$70	$(338)	$(739)

Other comprehensive loss:
Unrealized gain (loss) on marketable debt securities	(67)	(5)	(78)	6
Total comprehensive income (loss)	$(1,462)	$65	$(416)	$(733)

Earnings (loss) per share:
Basic	$(0.09)	$0.01	$(0.02)	$(0.06)
Diluted	$(0.09)	$0.01	$(0.02)	$(0.06)

Weighted average common shares outstanding:
Basic	15,154	11,592	14,860	11,587
Diluted	15,154	11,618	14,860	11,587

ProPhase Labs, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows

(in thousands) (unaudited)

	For the six months ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities
Net loss	$(338)	$(739)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Realized loss on marketable debt securities	7	-
Depreciation and amortization	1,118	167
Amortization of debt discount	3	-
Amortization on right-of-use assets	167	-
Lower of cost or net realizable value inventory adjustment	-	32
Stock-based compensation expense	1,504	396
Change in fair value of investment securities	(164)	-
Non-cash interest income on secured promissory note receivable	(315)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,466)	80
Escrow receivable	-	4,812
Inventory	(12,130)	(620)
Prepaid and other assets	2,434	91
Other assets	(8)	-
Accounts payable and accrued expenses	3,343	412
Lease liabilities	205	-
Other liabilities	4,190	26
Net cash (used in) provided by operating activities	(3,450)	4,657

Cash flows from investing activities
Issuance of secured promissory note receivable	(1,000)	-
Purchase of marketable securities	(16,841)	(3,436)
Proceeds from sale of marketable debt securities	300	1,029
Capital expenditures	(4,237)	(147)
Net cash used in investing activities	(21,778)	(2,554)

Cash flows from financing activities
Proceeds from issuance of common stock from public offering, net	35,135	-
Proceeds from issuance of common stock and warrants from private offering	5,500	-
Payment of dividends	(4,546)
Net cash provided by financing activities	36,089	-

Increase in cash and cash equivalents	10,861	2,103
Cash and cash equivalents, at the beginning of the period	6,816	434
Cash and cash equivalents, at the end of the period	$17,677	$2,537

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Interest payment on the promissory notes	$500	$-

Supplemental disclosure of non-cash investing and financing activities:
Net unrealized gain (loss), investments in marketable debt securities	$(78)	$6